UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2012

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 713-646-4100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

Effective April 1, 2012, pursuant to the terms of a Share Purchase Agreement, dated as of December 1, 2011 (the “Purchase Agreement”) between Plains Midstream Canada ULC (the “Purchaser”), a wholly owned subsidiary of Plains All American Pipeline, L.P. (the “Partnership” or “PAA”), and Amoco Canada International Holdings B.V. (“Seller”), an indirect wholly owned subsidiary of BP Corporation North America Inc. (“BP North America”), Purchaser completed its acquisition of all of the outstanding shares of BP Canada Energy Company, a wholly owned subsidiary of Seller (the “Acquisition”). Including a $50 million deposit paid by Purchaser upon signing of the Purchase Agreement, plus 2% interest from October 1, 2011 (the “Effective Date”), the total consideration paid by Purchaser consisted of a cash payment of approximately $1.7 billion, which amount is subject to adjustment following closing for (i) working capital as of the Effective Date, and (ii) cash flow from the Effective Date through closing.

As a result of the Acquisition, the Purchaser has become the indirect owner of all of BP North America’s Canadian-based natural gas liquids (“NGL”) business and certain of BP North America’s NGL assets located in the upper-Midwest United States. The acquired assets include varying ownership interests and contractual rights relating to approximately 2,600 miles of NGL pipelines, approximately 20 million barrels of NGL storage capacity, seven fractionation plants with an aggregate net capacity of approximately 232,000 barrels per day, four straddle plants and two field gas processing plants with an aggregate net capacity of approximately 6 Bcf per day, and long-term and seasonal NGL inventories of approximately 10 million barrels (as of October 1, 2011). The acquired business also includes various supply contracts at other field gas processing plants and a supply contract relating to a third-party owned straddle plant with throughput capacity of 2.5 Bcf per day, shipping arrangements on third-party NGL pipelines and long-term leases on 720 rail cars used to move product among various locations. Collectively, these assets and activities provide access to approximately 140,000 to 150,000 barrels per day of NGL supply that are transported through an integrated network to fractionation facilities and markets in Western and Eastern Canada and in the U.S.

The Purchaser and an affiliate of BP North America have also entered into an Integrated Supply and Trading Agreement, pursuant to which an affiliate of BP North America will, for a period of two years following the closing of the Acquisition, continue to provide sourcing services for gas supply to feed certain of the straddle plants acquired as a result of the Acquisition.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated into this report by reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Acquisition, effective on April 1, 2012, PAA’s General Partner amended the Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership by executing Amendment No. 7 thereto (the “Amendment”), a copy of which is filed as Exhibit 3.1 hereto and incorporated into this report by reference.

Pursuant to the terms of the Amendment, the amounts payable pursuant to the Incentive Distribution Rights of the Partnership under the Partnership Agreement shall be adjusted commencing with the payment date of the first Partnership quarterly distribution declared and paid after April 1, 2012 (the “IDR Reduction Date”). The Amendment provides for the adjustment of the Incentive Distribution Rights as follows: (i) for the quarterly distribution paid on the IDR Reduction Date and the seven quarterly distributions declared and paid following the IDR Reduction Date, any distributions with respect to the Incentive Distribution Rights shall be reduced by $3,750,000 per quarter, and (ii) thereafter, such distributions shall be reduced by $2,500,000 per quarter. In no event will the foregoing reductions (i) cause future incentive distributions to be reduced below the amount of incentive distributions paid with respect to the quarter ended September 30, 2011, or (ii) cumulate in the event that (x) any portion of such reductions are not given effect by virtue of the limitation described in the immediately preceding clause (i), or (y) no distributions are made with respect to a quarter.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Financial statements of the acquired business are not included in this Form 8-K report. Such financial statements will be filed within 71 calendar days after the date of filing of this Form 8-K report.

(b)	Pro Forma Financial Information.

Pro forma financial information relative to the acquired business is not included in this Form 8-K report. Such pro forma financial information will be filed within 71 calendar days after the date of filing of this Form 8-K report.

(d)	Exhibits.

Exhibit 2.1 —	Share Purchase Agreement dated December 1, 2011 by and among Amoco Canada International Holdings B.V. and Plains Midstream Canada ULC (incorporated by reference to Exhibit 2.1 to the Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 28, 2012).

Exhibit 3.1 —	Amendment No. 7 dated April 1, 2012 to the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plains All American Pipeline, L.P.

Date: April 5, 2012	By:	PAA GP LLC, its general partner

	By:	Plains AAP, L.P., its sole member

	By:	Plains All American GP LLC, its general partner

	By:	/s/ Richard McGee
	Name:	Richard McGee
	Title:	Vice President

INDEX TO EXHIBITS

Exhibit
No.	Description

2.1	Share Purchase Agreement dated December 1, 2011 by and among Amoco Canada International Holdings B.V. and Plains Midstream Canada ULC (incorporated by reference to Exhibit 2.1 to the Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 28, 2012).

3.1	Amendment No. 7 dated April 1, 2012 to the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P.

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